EXHIBIT 5.1
June 11, 2007
Mobility Electronics, Inc.
17800 N. Perimeter Dr., Suite 200
Scottsdale, Arizona 85255
     Re: Mobility Electronics, Inc. Restricted Stock Unit Agreement
Dear Ladies and Gentlemen:
     We have acted as counsel to Mobility Electronics, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”) relating to the registration of 1,000,000 shares of its Common Stock, par value $0.01 per share (referred to herein as the “Shares”), to be issued pursuant to certain Restricted Stock Unit Agreements between the Company and Michael D. Heil dated as of June 11, 2007 (the “Agreements”).
     We have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company and copies of the Agreement. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.
     Based solely upon the foregoing, and limited in all respects to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, it is our opinion that the Shares have been duly authorized, and when issued and delivered in accordance with the terms of the Agreements, will be validly issued, fully paid and nonassessable.
     We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Jackson Walker, L.L.P.

JACKSON WALKER, L.L.P.

SRJ/___